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                                   EXHIBIT 5
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                          OPINION OF BAKER & HOSTETLER
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                                  May 2, 1996


Metatec Corporation
7001 Metatec Boulevard
Dublin, Ohio  43017

Gentlemen:

  We are acting as counsel to Metatec Corporation, a Florida corporation (the "Company"), in connection with the Registration Statement on Form S-8 (the "Registration Statement") being filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, to register an additional 500,000 common shares, $0.10 par value, of the Company (the "Shares") for offer and sale under and pursuant to the Company's 1990 Stock Option Plan, as amended (the "Plan").

  In connection therewith, we have examined the Company's Articles of Incorporation, as amended, the Company's By-Laws, as amended, and the records, as exhibited to us, of the corporate proceedings of the Company; a copy of the Plan; and such other documents and records, including certificates from officers of the Company and others, as we considered necessary for purposes of this opinion.

  Based upon the foregoing, we are of the opinion that:

  (1) The Company is a corporation validly existing under the laws of Florida; and

  (2) The Shares have been duly authorized and, when sold and paid for in the manner contemplated by the Plan, will have been validly issued and will be fully paid and nonassessable.

  We consent to the filing of this opinion as an exhibit to the Registration Statement.

                                               Very truly yours,

                                               /s/ Baker & Hostetler

                                               BAKER & HOSTETLER